SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): March 12, 1999



                           FREQUENCY ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                   1-8061                    11-1986657
(State or other jurisdiction      (Commission               (I.R.S. Employer
      of incorporation)           File Number)              Identification No.)


55 Charles Lindbergh Blvd., Mitchel Field, NY                    11553
  (Address of principal executive offices)                     (Zip Code)

                                 (516) 794-4500
              (Registrant's telephone number, including area code)


                                      None
      (Former name, address and fiscal year, if changed since last report)




                                Page 1 of 3 Pages

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ITEM 5.         OTHER EVENTS

         On March 12, 1999, the board of directors of registrant, pursuant to its current policy for payment of cash dividends, declared a cash dividend. The cash dividend is in the per share amount of $0.10 on the common stock of the registrant, payable on June 1, 1999 to stockholders of record of such stock at the close of business on April 30, 1999.

         Registrant's cash dividend policy calls for the declaration and payment of such dividends to holders of registrant's common stock:

         a. Subject to the discretion and satisfaction of registrant's board of directors with registrant's financial condition, the results of its operations, and its prospects for future investments in growth, at the times of the declarations of such dividends; and

         b. Subject to the discretion and satisfaction of the board as aforesaid in declaring such dividends, to be paid on each of June 1 and December 1 to the shareholders of record, respectively, at the close of business on April 30 and October 31.

         Further, on March 12, 1999, the board of directors of registrant amended the by-laws of the registrant to increase the number of members of the board of directors from six members to seven members. In order to fill the vacancy created by the foregoing amendment of the by-laws, the board of directors appointed Admiral Robert Foley to serve on the board of directors of registrant effective as of March 12, 1999 until the next annual meeting of the shareholders or until his successor is duly elected and assumes office.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         FREQUENCY ELECTRONICS, INC.



                                    By: s/Joseph P. Franklin
                                        --------------------
                                        Joseph P. Franklin,
                                        Chairman of the Board of Directors

Dated: April 12, 1999